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(ALLIED CAPITAL LOGO)

November 3, 2000

Dear Fellow Shareholder:

As you know, we are currently soliciting shareholders in a Special Meeting of Shareholders to be held on November 15, 2000, at Allied Capital's headquarters located at 1919 Pennsylvania Avenue, N.W. Washington, D.C. at 9:30 am Eastern Time.

Since the proxy statement was delivered, on November 1, Allied Capital announced plans to acquire BLC Financial Services Inc. in a stock for stock exchange in which the consideration paid will be shares of Allied Capital stock. The transaction will create a private portfolio company controlled by Allied Capital. Following the completion of the transaction, we intend to merge our Allied Capital Express small business lending operations into the new portfolio company.

To effect the transaction, Allied Capital will issue approximately 4.2 million shares of common stock, and BLC shareholders will receive a fixed exchange ratio of 0.18 shares of Allied Capital common stock for each share of BLC stock they own in a tax-free exchange. Allied Capital has a sufficient number of authorized shares to complete the merger before the amendment to the Charter being voted on at the Special Meeting takes effect.

The new portfolio company, which has not yet been named, will be a technology leader in online small business loan origination. As was recently announced, Allied Capital Express has developed proprietary online rules-based underwriting technology that will be used to streamline the portfolio company's operations. The portfolio company will have significant online loan origination relationships as well as solid core broker relationships in the small business community.

BLC Financial Services is a non-bank small business lender licensed as a participant in the SBA 7(a) Guaranteed Loan Program. BLC, headquartered in New York City, has 15 offices throughout the country and is a preferred lender in 63 SBA markets. BLC's fiscal year 2000 loan originations, including loans originated for others, approximated $190 million. The combination of BLC with Allied Capital Express will result in a leading small business lender with 22 offices located nationwide, 64 Preferred Lender markets, and projected annual loan origination volume of over $450 million. Robert F. Tannenhauser, Chairman and CEO of BLC, will be appointed CEO and President of the new portfolio company.

Allied Capital will own approximately 95% of the portfolio company upon completion of the transaction. Management will retain 5% ownership. Allied Capital's investment is structured to provide a current return through interest, dividends and fee income, and the investment will include debt, preferred stock and common stock. In addition, Allied Capital believes there is opportunity to significantly increase the value of the new portfolio company. The transaction is expected to close by December 31, 2000 if all necessary approvals are obtained.

If you have already voted your shares for the Allied Capital Special Meeting, thank you. If you have not, we urge you to vote at this time. As you know, historically we have issued equity when we have a clear use of proceeds for attractive investment opportunities. This process has enabled us to issue equity on an accretive basis for our shareholders.

For information regarding the Special Meeting and voting instructions, please refer to the Proxy Statement dated October 5, 2000. Please feel free to contact Allied Capital Investor Relations toll-free at 888-818-5298 if you have any questions.

Sincerely,

/s/ WILLIAM L. WALTON
William L. Walton
Chairman and Chief Executive Officer